Exhibit Index

 3.4      -    Restated Certificate of Incorporation of Registrant (17)
 3.5      -    By-Laws of Registrant (1)
 4.2      -    Form of Warrant Agreement (1)
 4.4      -    Certificate of Designation establishing Series C Preferred Stock
               (17)
 4.5      -    Warrant issued to Elan Corporation, plc (19)
 4.6      -    Form of Registrant Warrant issued in subsidiary private placement
               (25)
 4.7      -    Form of Registrant Warrant to be issued to Paramount Capital,
               Inc., D.H. Blair & Co., Inc. or designees (25)
 10.5 (a) -    Consultant and Non-competition Agreement between the Registrant,
               Richard Wurtman, M.D.
 10.5 (b) -    Consultant and Non-competition Agreement between InterNutria,
               Inc. and Judith Wurtman, Ph.D.
 10.6     -    Assignment of Invention and Agreement between Richard Wurtman,
               M.D., Judith Wurtman and the Registrant (1)
 10.7     -    Management Agreement between the Registrant and Lindsay
               Rosenwald, M.D. (1)
 10.9(a)  -    Restated and Amended 1989 Stock Option Plan  (7)
 10.10    -    Form of Indemnification Agreement (1)
 10.11    -    Restated Amendment to MIT Option Agreement (1)
 10.12(a) -    Patent and Know-How License Agreement between the Registrant and
               Les Laboratoires Servier ("Servier") dated February 7, 1990
               ("License Agreement") (1)
 10.12(b) -    Revised Appendix A to License Agreement (1)
 10.12(c) -    Amendment Agreement between Registrant and Servier, Orsem and
               Oril, Produits Chimiques dated November 19,1992(3)(12)
 10.12(d) -    Amendment Agreement dated April 28, 1993 between Registrant and
               Servier (16)
 10.12 (e)-    Consent and Amendment Agreement among Servier, American Home
               Products Corp. and Registrant.
 10.13    -    Trademark License Agreement between the  Registrant and Orsem dated February 7, 1990 (1)
 10.14    -    Supply Agreement between the Registrant and Oril Products
               Chimiques dated February 7, 1990 (1)(3)
 10.15(a) -    Form of Indemnification Agreement between the Registrant and
               Alexander M. Haig, Jr.  (1)
 10.16    -    Assignment of Invention by Richard Wurtman, M.D. (1)
 10.18    -    Option Agreement between the Registrant and Alexander M. Haig,
               Jr. (1)
 10.19    -    Option Agreement between the Registrant and Fountainhead Holdings
               (Bermuda) Ltd. (1)
 10.22(a) -    License Agreement dated January 15, 1993, as amended, between the
               Registrant and Grupo Ferrer (3)(16)

 10.25    -    License Agreement between the Registrant and the Massachusetts
               Institute of Technology (4)
 10.27    -    License Agreement dated July 1, 1991 between Whitby Research,
               Inc. and the Registrant (6)
 10.28    -    Letter Agreement between the Registrant and  Bobby W. Sandage,
               Jr., Ph.D. (7)
 10.29    -    Amended Lease dated December 12, 1991 for  Registrant's offices in Lexington, Massachusetts (7)
 10.29(a) -    First Amendment to Lease dated as of October 14, 1994 between
               Registrant and Ledgemont Realty Trust (25)
 10.30    -    License Agreement dated January 1, 1992 between the Trustees of
               Princeton University and the Registrant (3)(8)
 10.31    -    Research Agreement dated as of July 1, 1991  between the
               Registrant and the Trustees of   Princeton University (3)(8)
 10.32    -    Consulting Agreement dated as of July 1, 1991 between the
               Registrant and Daniel Kahne, Ph.D. (3)(8)
 10.33    -    License Agreement dated January 28, 1992 between Ohio University,
               The Castle Group, Inc. and Scimark Corporation (assigned to
               Progenitor, Inc.) (3)(8)
 10.34    -    Sponsored Research Agreement between Scimark  Corporation
               (assigned to Progenitor, Inc.) and Ohio University (3)(8)
 10.34(a) -    Letter Amendment between Progenitor, Inc. and  Ohio University
               (18)
 10.35    -    Technology License Contract dated December 18, 1991 between the
               Registrant and the Mayo  Foundation for Medical Education and
               Research (3)(8)
 10.36    -    Exclusive License Agreement dated February 24, 1992 between the
               Registrant and Purdue Research Foundation (9)
 10.37    -    License Agreement dated as of February 15, 1992 between the
               Registrant and Massachusetts Institute of Technology (9)
 10.38    -    Employment Agreement between Progenitor, Inc. and Glenn Cooper,
               M.D. dated September 3, 1992 (13)
 10.39    -    Employment Agreement between Transcell Technologies, Inc. and
               Elizabeth Tallet dated November 11, 1992 and Guarantee by
               Registrant (13)
 10.40    -    Patent and Know-How Sublicense and Supply Agreement between
               Registrant and American Cyanamid Company dated November 19, 1992
               (3)(12)
 10.41    -    Equity Investment Agreement between Registrant and American
               Cyanamid Company dated November 19, 1992 (12)
 10.42    -    Trademark License Agreement between Registrant and American
               Cyanamid Company dated November 19, 1992 (12)
 10.43    -    Consent Agreement between Registrant and Servier dated November
               19,1992 (12)
 10.44    -    Patent and Know-How License Agreement between  Registrant and
               Veryfine Products, Inc. dated  October 29, 1992 (3) (14)

 10.44(a) -    Termination Letter to Registrant from Veryfine Products, Inc., dated October 30, 1995
 10.45    -    Agreement between Registrant and Parexel International
               Corporation dated October 22, 1992 (as of July 21, 1992) (3) (14)
 10.46    -    License Agreement dated February 9, 1993 between the Registrant and Massachusetts Institute of Technology (3)(15)
 10.47    -    Sublease between Enichem America and Transcell Technologies, Inc.
               including guarantee by the Registrant (15)
 10.48    -    Employment Agreement dated May 21, 1993 between the Registrant and Glenn L. Cooper, M.D., as amended (17)
 10.49    -    License Agreement between Registrant and Elan Corporation, plc dated September 9, 1993 (3)(18)
 10.50    -    License Agreement between Transcell Technologies, Inc. and
               Princeton University dated October 14, 1993 (3)(18)
 10.51    -    Letter Agreement between the Registrant and Mark S. Butler (18)
 10.52    -    License Agreement dated February 18, 1994 between Registrant and
               Rhone-Poulenc Rorer, S.A. (20)
 10.54    -    Form of Purchase Agreement dated as of February 24, 1994 (20)
 10.54(a) -    Form of Amendment to Purchase Agreement (20)
 10.55    -    Patent License Agreement between Registrant and Massachusetts
               Institute of Technology dated March 1, 1994 (20)
 10.56    -    License Agreement between Progenitor, Inc. and Albert Einstein
               College of Medicine of Yeshiva University dated as of February
               1, 1994 (20)
 10.57    -    Employment Letter dated February 28, 1994 between the Registrant and Thomas F. Farb (21)
 10.58    -    Master Equipment Lease including Schedules  and Exhibits between
               Phoenix Leasing and Registrant (agreements for Transcell and
               Progenitor are substantially identical), with form of continuing guarantee for each of Transcell and Progenitor (22)
 10.59    -    Exhibit D to Agreement between Registrant and Parexel
               International Corporation dated as of March 15, 1994. (3)(22)
 10.60(a) -    Acquisition Agreement dated as of May 13, 1994 among the
               Registrant, Intercardia, Inc., Cardiovascular Pharmacology
               Engineering Consultants, Inc. (CPEC), Myocor, Inc. and the
               sellers named therein (23)
 10.60(b) -    Amendment dated June 15, 1994 to the Acquisition Agreement (23)
 10.60(c) -    Form of Consulting Agreement between Intercardia, Inc., CPEC and
               Myocor, Inc.(23)
 10.61    -    License Agreement dated December 6, 1991 between Bristol-Myers
               Squibb and CPEC, as amended (3)(23)
 10.61(a) -    Letter Agreement dated November 18, 1994 between CPEC and Bristol
               - Myers Squibb (25)
 10.62    -    Lease Agreement between Thomas R. Eggers and  Progenitor, Inc.
               dated as of November 1994 with Registrant guaranty (25)
 10.63    -    Form of Stock Purchase Agreement dated December 15, 1994 (25)

 10.64    -    Form of Investor Rights Agreement among Progenitor, Transcell,
               Registrant and each  investor in the subsidiary private placement
               (25)
 10.64(a) -    Form of Investor Rights Agreement among Intercardia, the
               Registrant and each investor in the Intercardia private placement
               (25)
 10.65    -    1994 Long-Term Incentive Plan (25)
 10.66    -    Guarantee by Lindsay A. Rosenwald, M.D. to  Registrant (25)
 10.67    -    Employment Agreement between Intercardia and Clayton I. Duncan with Registrant guarantee (25)
 10.67(a) -    Amendment to Employment Agreement between Intercardia, Inc. and
               Clayton I. Duncan (27)
 10.68    -    Interneuron Pharmaceuticals, Inc. 1995 Employee Stock Purchase
               Plan, as amended (27)
10.69     -    Office Lease, dated April 24, 1995 between Intercardia, Inc. and
               Highwoods/Forsyth Limited Partnership, with Registrant Guaranty
               (27)
10.70     -    Letter Agreement, dated March 31, 1995 between Progenitor, Inc.
               and Chiron Corporation (3) (28)
10.70 (a) -    License and Collaboration Agreement by and between Progenitor,
               Inc., and Chrion Corporation dated March 31, 1995 (3) (30)
10.71     -    Securities Purchase Agreement dated June 2, 1995 between the
               Registrant and Reliance  Insurance Company, including Warrant and exhibits (29)
10.72     -    Sponsored Research and License Agreement dated as of May 1, 1995 between Progenitor and Novo Nordisk (3) (30)
10.73     -    Form of Stock Purchase Agreement dated as of June 28, 1995 (31)
10.74     -    Securities Purchase Agreement dated as of August 16, 1995 between the Registrant and BT Holdings (New York), Inc., including
               Warrant issued to Momint (nominee of BT Holdings) (32)
10.75     -    Stock Purchase Agreement dated as August 23, 1995 between the
               Registrant and Paresco, Inc. (32)
10.76     -    Stock Purchase Agreement dated as of September 15, 1995 between the Registrant and Silverton International Fund Limited (32)
10.77     -    Subscription Agreement dated September 21, 1995, as of August
               31, 1995, including Registration Rights Agreement between
               Registrant and GFL Advantage Fund Limited. (32)
10.78     -    Contract Manufacturing Agreement dated November 20,1995 between
               Registrant and Boehringer Ingelheim Pharmaceuticals, Inc. (3)
10.79     -    Development and Marketing Collaboration and License Agreement
               between Astra Merck, Inc., Intercardia, Inc. and CPEC, Inc., dated December 4, 1995. (33)
10.80     -    Intercompany Services Agreement between Registrant and
               Intercardia, Inc. (33)
10.81     -    Asset Purchase Agreement dated November 14, 1995 among
               Registrant, InterNutria, Inc., and Walden Laboratories, Inc.
19        -    Letter to Stockholders dated May 18, 1994 (24).
20        -    News Release dated August 10, 1994 including Rule 135(c) notice
               (21)

21        -    Subsidiaries of the Registrant
23        -     Consent of Coopers & Lybrand L.L.P.
27        -    Financial Data Schedule
__________________
(1) Incorporated by reference to the Registrant's registration statement on Form S-1 (File No. 33-32408) declared effective on March 8, 1990.
(3)    Confidential Treatment requested for a portion of this Exhibit.
(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended September 30, 1990.
(6) Incorporated by reference to the Registrant's Quarterly report on Form 10-Q for the nine months ended June 30, 1991.
(7) Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant's registration statement on Form S-1 (File No. 33-32408) filed December 18, 1991.
(8) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the three months ended December 31, 1991.
(9) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the three months ended March 31, 1992.
(10) Incorporated by reference to Post-Effective Amendment No. 3 to the Registrant's registration statement on Form S-1 (File No. 33-32408) filed July 12, 1992.
(11) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the three months ended June 30, 1992.
(12)   Incorporated by reference to the Registrant's Form 8-K dated November
       30, 1992.
(13) Incorporated by reference to Post-Effective Amendment No. 5 to the Registrant's Registration Statement on Form S-1 (File No. 33-32408) filed on December 21, 1992.
(14) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1992.
(15) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the three months ended December 31, 1992
(16) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the six months ended March 31, 1993
(17) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the nine months ended June 30, 1993
(18)   Incorporated by reference to the Registrant's Annual Report on Form
       10-K for the fiscal year ended September 30, 1993
(19) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the three months ended December 31, 1993.
(20) Incorporated by reference to the Registrant's Registration Statement on Form S-3 or Amendment No. 1 (File no. 33-75826)
(21)   Incorporated by reference to the Registrant's Form 8-K dated March 31,
       1994
(22) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the six months ended March 31, 1994
(23)   Incorporated by reference to the Registrant's Form 8-K dated June 20,
       1994
(24) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the nine months ended June 30, 1994

(25) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994
(26) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the three months ended December 31, 1994
(27) Incorporated by reference to the Registrant's Quarterly Report on From 10-Q for the six months ended March 31, 1995
(28) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q/A for the six months ended March 31, 1995
(29)   Incorporated by reference to the Registrant's Quarterly Report on Form
       8-K dated June 2, 1995 (30)   Incorporated by reference to the
       Registrant's Quarterly Report on Form 8-K dated May 16, 1995; Exhibit
       10.70 (a) supersedes Exhibit 10.70.
(31) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the nine months ended June 30, 1995.
(32) Incorporated by referring to Registrant's Report on Form 8-K dated August 16, 1995.
(33) Incorporated by reference to Registration Statement filed on Form S-1 (No. 33-80219) by Intercardia, Inc. on December 8, 1995.

Ex.10.5 (a)
                    CONSULTANT AND NON-COMPETITION AGREEMENT


         AGREEMENT dated as of October 26th, 1995, between Interneuron Pharmaceuticals Inc., a Delaware corporation having a principal place of business at One Ledgemont Center, 99 Hayden Avenue, Suite 340, Lexington, Massachusetts 02173 (hereinafter referred to as the "Company") and Richard Wurtman, M.D. (hereinafter referred to as the "Consultant") having an office at the Massachusetts Institute of Technology ("MIT"), Cambridge, Massachusetts, and residing at 300 Boylston Street, Boston, Massachusetts 02116.

                              W I T N E S S E T H:

         WHEREAS, the Company and Consultant are party to a Consultant and Non-Competition Agreement made on November 30, 1989 (the "1989 Agreement") and desire to amend, modify and restate the 1989 Agreement upon the terms and conditions hereinafter set forth and each of the Company and the Consultant are willing to accept such terms and conditions;

         WHEREAS, the Company desires to continue to retain the Consultant to assist the Company in, among other things, developing and commercializing certain compounds and products, including patent rights obtained thereon, relating to the Business of the Company (as defined herein), and to serve as a member of the Company's Scientific Advisory Board;

         WHEREAS, the Company desires to have the right to license from the Consultant any Inventions, Products, know-how and other proprietary rights which relate to the Business of the Company, which have been developed in whole or in part by the Consultant and which are not owned by, or required to be assigned by Consultant, to MIT; and

         WHEREAS, the Company desires that the Consultant not compete with the Company, except as set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto do hereby agree as follows:

         1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

                  1.1 "BUSINESS" shall mean the research, development and commercialization of pharmaceutical and nutritional products ("Products") for neurological and behavioral disorders or diseases.

                  1.2 "INVENTION" shall mean any discovery, as well as any improvements thereto, which is new or which the Consultant has a reasonable basis to believe may be new and which the Company reasonably believes may be patentable.

                  1.3      "PROPRIETARY INFORMATION" shall mean:

                  (a)      Information related to the Business of the Company,

                           (i) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and

                           (ii) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and

                  (b) All tangible reproductions or embodiments of such information including any patents or patent applications covering such information.

Assuming the criteria in (a)(i) and (a)(ii) above are satisfied, Proprietary Information includes, but is not limited to, technical and nontechnical data related to the formulas, patterns, designs, compilations, programs, Inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, existing and future products, and employees of the Company. Proprietary Information also includes information which has been disclosed to the Company by a third party and which the Company is obligated to treat as confidential.

                  1.4 "SUBJECT INVENTION" shall mean any Invention which is conceived by the Consultant alone or in a joint effort with others during the Consultant's engagement by the Company which:

                  (a) may be reasonably expected to be used in the Company's research and development efforts relative to the Business of the Company, or in a product similar to a Company product or future product of the Company; or

                  (b) is in an area of technology or research which is the same as or substantially related to the areas of technology or research with which the Consultant is involved in the performance of his duties as a consultant to the Company;

and which is not owned by, or required to be assigned by Consultant to, MIT.

         Subject Invention shall also include the Invention disclosed in U.S. Patent Application No. 08/299, 560, for Composition of Melatonin and Analgesic Agents and Methods of Use Thereof.

         2.       RETENTION; TERM

                  (a) The Company hereby retains the Consultant for a two-year period commencing November 1, 1995 and the Consultant hereby accepts such retention.

                  (b) The term of this Agreement shall automatically be extended for consecutive periods of one year each, unless either party shall give notice to the other at least 60 days before the expiration of the initial or then current renewal term. The obligations of Consultant pursuant to Sections 6 through 10 of this Agreement shall survive the termination of the engagement of Consultant hereunder.

         3.       DUTIES

                  Subject at all times to the consultation with the officers and board of directors of the Company or their designated employees or representatives, the Consultant shall be referred to as Consultant and Scientific Founder and shall at the request of the Company, be available for a minimum of four days per month to render advisory and consultation services to the Company, in addition to attendance by the Consultant at Scientific Advisory meetings. Such advisory and consultation services shall be approved in advance by the Company and shall (i) be carried out at the facilities of the Company or at such other place as may be mutually convenient and agreed to by the Company and the Consultant, as appropriate, (ii) relate primarily to the identification, research and development, clinical testing and commercialization of the Products ("Consulting Field"), (iii) include assisting the Company in obtaining licenses, assignment or other rights to commercialize the patents or technologies discovered by Consultant, as appropriate, subject to the provisions of Section 6 hereof and assist the Company in negotiations relating to such commercialization and (iv) include public relations activities, such as public appearances and interviews in support of the Company and the Products. The Company agrees to include Consultant as a nominee for election as a director of the Company, and to recommend such election, during the term of this Agreement.

         4.       COMPENSATION

                  (a) The Company shall pay to the Consultant for all services as a consultant compensation at the rate of $99,000 per annum until October 31, 1995 and $150,000 per annum commencing November 1, 1995 during the term of this Agreement; PROVIDED that commencing November 1, 1996 and, if the term of this Agreement is extended pursuant to Section 2(b) hereof, November 1 of each year thereafter, Consultant's compensation per annum shall be at least one hundred and five percent (105%) of the annual compensation paid by the Company to Consultant for the previous year. .

                  (b) The Company shall pay to the Consultant a bonus equal to $50,000 upon receipt by the Company of an approval letter from the United States Food and Drug Administration approving the Company's New Drug Application relating to the use of dexfenfluramine to treat obesity.

         5.       REIMBURSEMENT FOR EXPENSES

                  During the term of this Agreement, the Consultant shall be reimbursed for reasonable traveling expenses incurred in connection with his activities hereunder, upon submission of appropriate vouchers and in accordance with normal Company expense reimbursement policy.

         6.       COVENANTS

                  (a)      COVENANT NOT TO COMPETE

                           During the term of this Agreement and any renewal
term and for a period of one year thereafter, the Consultant covenants and agrees not to consult with or become employed by, or enter into discussions or negotiations to consult with to become employed by, any other entity which competes, or which, through the services of Consultant, could compete, directly or indirectly, with the Company in the Consulting Field, without the prior written consent of the Company; provided, however that during the one year period after this Agreement terminates (i) such consent will not be unreasonably withheld and (ii) Consultant's covenant not to compete is subject to the Company compensating Consultant (provided Consultant is in compliance with such covenant) at the rate of 50% of the compensation paid to Consultant pursuant to
Section 4(a) hereunder in the immediately preceding year.

                  (b)      NON-SOLICITATION

                           The Consultant expressly covenants and agrees that he
will not, at any time during the term of this Agreement, and for a period of one
(1) year thereafter, directly or indirectly, (a) induce or attempt to influence any employee of, or consultant under contract with, the Company to leave its employ; or (b) aid, or agree to aid, any competitor or supplier of the Company in any attempt to hire any person who shall have been employed by, or who was a consultant under contract with, the Company, within one year preceding such requested aid; or (c) induce, or attempt to influence, any person who was a supplier to the Company to transact business with a competitor of the Company; provided, nothing contained herein shall otherwise prevent Consultant from writing letters of recommendation for any such person if Consultant has otherwise complied with the terms of this Consulting Agreement.

                  (c)      COOPERATION IN LICENSING

                           Consultant agrees (i) if requested by the Company, to
use his best efforts to assist the Company in obtaining licenses or other rights to use patents or other proprietary rights held by MIT or other inventors relating to the Consulting Field and (ii) not to negotiate with any other entity with respect to licensing to such entity rights in the Consulting Field, unless the Company has expressed its intention not to seek a license of such rights.

                           For the purposes of this Section 6, the term
"directly or indirectly", . . . shall include participation as an officer, director, employee, consultant agent, representative, shareholder, partner, joint venturer or individual proprietor. The foregoing shall not be construed as preventing Consultant from investing assets in such form or manner where Consultant does not perform services for such company in which such investment may be made. The ownership by the Consultant of stock listed on a national securities exchange, of any corporation conducting such competing business, provided Consultant and members of Consultant's family, in the aggregate, do not beneficially own more than two (2%) percent of the stock of such corporation, shall not be deemed a violation of this Agreement.

         7.       INVENTIONS

                  (a)  SUBJECT INVENTIONS CONCEIVED DURING CONSULTING ENGAGEMENT

                           The Consultant agrees that the Company shall have the
first right to license from Consultant any Subject Invention relating to the Business of the Company, and any patent rights or other proprietary rights relating to the Subject Invention, in exchange for compensation to Consultant. The compensation to Consultant for any such license shall be a license fee of $25,000 and royalties of between one and two percent of net sales (gross sales less direct expenses), depending on the nature of the product licensed, unless the parties mutually agree on other compensation.

                  (b)      NOTIFICATION OF CONCEPTION OF INVENTION

                           The Consultant agrees that if he conceives an
Invention during his engagement by the Company and there is a reasonable basis to believe that the Invention is a Subject Invention, he will promptly (and in any event, prior to any submission for publication of such Invention) provide a written description of the Invention to the Company adequate to allow evaluation for a determination as to whether the Invention is a Subject Invention, whether the Company will elect to license such Subject Invention from Consultant and , if so, to allow sufficient time for the preparation and filing of a patent application relating to such Subject Invention prior to any proposed publication of the Subject Invention, in accordance with Section 8 hereof.

                           In the event the Consultant has a reasonable basis to
believe the Subject Invention is patentable and, by the 10th business day after receipt by the Company of Consultant's written description of the Invention, the Company has not yet notified Consultant of its intention to retain patent counsel to prepare a patent application on such Subject Invention, then Consultant may prepare and file such a patent application using patent counsel acceptable to the Company. Consultant's retention of patent counsel shall not affect the Company's rights under Section 7(a), subject to the provisions of
Section 8.

                  (c)      RECORDS

                           The Consultant shall maintain appropriate records of
all research and development activities adhering to any specific guidelines for the same which are promulgated by the Company, which shall, if properly maintained and promptly disclosed to the Company, satisfy the requirement of providing a written disclosure of any Subject Inventions. Records kept consistent with MIT procedures shall be deemed to be in compliance with the record maintenance requirements of this paragraph.

         8.       PATENT APPLICATIONS

                  The Consultant agrees that should the Company elect to file an application for patent protection either in the United States or in any foreign country, on a Subject Invention of which the Consultant was an inventor, he will execute all necessary documentation relating to the patent applications.

                  The Consultant further agrees that he will cooperate with attorneys or other persons designated by the Company by explaining the nature of any Subject Invention for which the Company elects to file an application for patent protection, reviewing applications and other papers and providing any other cooperation required for prosecution of the patent applications. The Company will be responsible for all expenses incurred by it for the preparation and prosecution of all patent applications on Subject Inventions licensed to the Company and will reimburse Consultant for out-of-pocket costs incurred by him for the preparation and prosecution of any patent applications on Subject Inventions licensed by the Company, upon submission of appropriate vouchers.

         9.       PROPRIETARY INFORMATION

                  (a) All Proprietary Information received or developed by the Consultant while acting in his capacity as a consultant to the Company will remain the sole and exclusive property of the Company.

                  (b) The Consultant will hold the Proprietary Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information except to the extent necessary to perform the duties assigned to him by the Company.

                  (c) Upon termination of his engagement by the Company, the Consultant will promptly deliver to the Company all property belonging to the Company, including without limitation all Proprietary Information then in his possession or control.

                  (d) Consultant has previously executed an agreement with the Company relating to non-disclosure of confidential information and such agreement shall remain in full force and effect.

         10.      CONSULTANT'S REPRESENTATIONS

                  (a) Consultant represents that with the exception of MIT and the consulting agreements listed on Schedule 10(a) hereof, Consultant is not a party to any consulting agreement with, nor does he consult with or have any other obligation or understanding to provide services to any entity other than the Company. Subject to the provisions of Section 6 hereof, Consultant shall not be prohibited from consulting with or for any other entity, provided that (i) the Consultant shall advise the Company prior to rendering any other such consulting services and provide assurances acceptable to the Company of compliance with Section 6 hereof and (ii) such consulting services will not interfere with Consultant's ability to perform his obligations under this Agreement.

                  (b) The Consultant represents that he is not now under any agreement, express or implied, nor has he previously at any time entered, nor will he during the term of this agreement, enter into any agreement with any person, firm or corporation which would or could in any manner preclude or prevent his from entering into and performing this Agreement according to its terms.

         11.      RELATIONSHIP OF PARTIES

                  (a) It is hereby agreed between the parties that the Consultant is an independent contractor, and shall not hold himself out to be an officer, partner or employee of the Company for any purpose whatsoever. The Consultant shall control the manner and means of accomplishing the agreed services, and shall be responsible for the full, adequate, and timely completion of said services. The Company may, during the term of this Agreement, engage other independent contractors to perform the same or similar work that the Consultant performs hereunder.

                  (b) None of the benefits provided by the Company to its employees, including but not limited to medical, life, accident, or disability insurance, pension or profit sharing plans, unemployment or Worker's Compensation, are available to Consultant. No withholding or Federal or state income taxes, social security or related contributions shall be made from payments made to the Consultant, and the Consultant shall be solely responsible for payment of any such taxes or contributions due on account of payments received under this Agreement.

                  (c) The Consultant shall observe all laws and governmental regulations and all of the Company rules and regulations while providing services.

         12.      NOTICES

                  Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt therefor or when mailed registered or certified mail, postage prepaid, return receipt requested, as follows:

                  (a)      To the Company:

                         Interneuron Pharmaceuticals, Inc.
                         One Ledgemont Center
                         99 Hayden Avenue
                         Lexington, Massachusetts 02173

                  (b)      To the Consultant:

                         Massachusetts Institute of Technology
                         Massachusetts Avenue
                         Cambridge, Massachusetts 02139

or to such other address as either party shall have given by notice hereunder to the other.

         13.      SEVERABILITY OF PROVISIONS

                  If any provision of this Agreement shall be declared by a Court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

         14.      ENTIRE AGREEMENT; MODIFICATION

                  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes the 1989 Agreement and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

         15.      BINDING EFFECT

                  The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, and its respective successors and assigns and upon the Consultant and his representatives, heirs, and legatees. Consultant may not assign his obligations hereunder.

         16.      GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         17.      UNIQUENESS; REMEDIES

                  It is expressly understood and agreed that the services to be rendered hereunder by the Consultant are special, unique, and of extraordinary character, and in the event of the breach or threatened breach by the Consultant of any of the material terms and conditions of this Agreement, the Company shall be entitled to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including without limitation, proceedings to obtain damages, to enforce specific performance by the Consultant, or to enjoin Consultant from performing services rendered under this Agreement for any other person or entity.

         18.      HEADINGS

                  The headings of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.



                                   INTERNEURON PHARMACEUTICALS, INC.

                                   By:  /S/ GLENN L. COOPER
                                        Glenn L. Cooper, M.D., President and
                                        Chief Executive Officer



                                   CONSULTANT:

                                        /S/ RICHARD J. WURTMAN
                                        Richard J. Wurtman, M.D.

                        INTERNEURON PHARMACEUTICALS, INC.

                                 (the "Company")

            SPECIAL TERMS AND CONDITIONS FOR CONFIDENTIAL INFORMATION


         The Company has disclosed and may disclose certain confidential information (the "Confidential Information") to you in connection with the Business of the Company.

The Confidential Information heretofore or hereafter made available to you was and will be made on the following terms and conditions.

         1. You will maintain all the Confidential Information in secrecy, will not disclose it to others, and will use it only for the purposes of the Consultant and Non- Competition Agreement executed simultaneously herewith.

         2. You will disclose the Confidential Information only with the permission of the Company, and only to those who have reason to know and who have undertaken an obligation of secrecy to you at least as extensive as that which you have to us under the terms of this agreement.

         3. Your obligations of secrecy and non-use under this agreement will not extend to any information which:

                  a. is generally available to the public as of the date of this agreement or subsequently becomes available to the public through no fault of yours, or

                  b. was already known to you prior to your receipt from us, as evidenced by your prior written records, or

                  c. is disclosed to you by a third party who did not derive the information directly or indirectly from us.

         4. All memoranda, papers, letters, notes, notebooks and other written or printed matter and all copies thereof in any way relating to the Business of the Company that come into your possession or are made by you shall be held by you as our property and returned to us promptly upon our request.

         If you are willing to accept the disclosures of the Confidential Information under these terms and conditions, please indicate your acceptance by signing the enclosed copy of this letter and returning it to us.


                                Very truly yours,


                                Interneuron Pharmaceuticals, Inc.

                                By: /S/ GLENN L. COOPER, M.D.
                                    Glenn L. Cooper, M.D.
                                    President and Chief Executive Officer



Accepted this 26th day of October, 1995

/S/ RICHARD J. WURTMAN, M.D.
    Richard J. Wurtman, M.D.

                                 SCHEDULE 10(a)

Les Laboratoires Servier

Ferrer

Appied Medical Research